AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 20, 2001

                                                    REGISTRATION NO. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

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                               VICOM, INCORPORATED
            (Exact name of registration as specified in its charter)

                 MINNESOTA                   4813               41-1255001
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

                            9449 SCIENCE CENTER DRIVE
                            NEW HOPE, MINNESOTA 55428
                                 (763) 504-3000
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                                 JAMES L. MANDEL
                             CHIEF EXECUTIVE OFFICER
                            9449 SCIENCE CENTER DRIVE
                            NEW HOPE, MINNESOTA 55428
                                 (763) 504-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

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                                   COPIES TO:

                              STEVEN M. BELL, ESQ.
                            9449 SCIENCE CENTER DRIVE
                            NEW HOPE, MINNESOTA 55428
                                 (763) 504-3051

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          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after this registration statement becomes effective.

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         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective date registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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                         CALCULATION OF REGISTRATION FEE

                                                                                        PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                                PROPOSED MAXIMUM         AGGREGATE         AMOUNT OF
          SECURITIES TO BE REGISTERED                AMOUNT TO      OFFERING PRICE     OFFERING PRICE (1)    REGISTRATION
                                                   BE REGISTERED     PER UNIT (1)                                FEE
Shares of Common Stock par value $0.01 per share     1,081,656           $1.80             $1,946,981          $514.00

Shares of Common Stock, par value $0.01 per
share, underlying Warrants                             584,767           $1.80             $1,052,581          $278.00

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Totals                                               1,666,423           $1.80             $2,999,562          $792.00

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Based on the closing price for the common stock on November 15, 2001 as reported on The Nasdaq SmallCap Market.

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         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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(Subject to Completion) THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.




PROSPECTUS ISSUED NOVEMBER 20, 2001

                               VICOM, INCORPORATED

                             Shares of Common Stock

                                    1,666,423

         This Prospectus relates to the sale of up to 1,666,423 shares of our common stock by certain selling shareholders of which 584,767 shares may be purchased upon the exercise of common stock purchase warrants.

         We will not receive any proceeds from the sale of shares by the selling shareholders. We will receive proceeds upon any exercise of the warrants. See "Use of Proceeds".

         Our common stock is traded on The Nasdaq SmallCap Market under the symbol "VICM." On November 15, 2001, the closing sales price of our common stock as reported by The Nasdaq SmallCap Market was $1.80 per share.

         The selling shareholders may offer the shares through public or private transactions, at prevailing market prices or at privately negotiated prices. The selling shareholders may make sales directly to purchasers or through agents, dealers or underwriters.

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                 YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS
                               OF THIS PROSPECTUS.

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         The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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                THE DATE OF THIS PROSPECTUS IS NOVEMBER 20, 2001.

                                TABLE OF CONTENTS




   I.   AVAILABLE INFORMATION

  II.   PROSPECTUS SUMMARY

 III.   OUR COMPANY

  IV.   RISK FACTORS

   V.   USE OF PROCEEDS

  VI.   DIVIDEND POLICY

 VII.   SELLING SHAREHOLDERS

VIII.   PLAN OF DISTRIBUTION

  IX.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

   X.   LEGAL MATTERS

  XI.   EXPERTS

 XII.   WHERE YOU CAN FIND MORE INFORMATION

XIII.   INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

 XIV.   INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

                               PROSPECTUS SUMMARY

         THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THIS PROSPECTUS AND THE DOCUMENTS WE HAVE REFERRED YOU TO IN "WHERE YOU CAN FIND ADDITIONAL INFORMATION" ON PAGE 8 FOR MORE INFORMATION ABOUT VICOM AND OUR FINANCIAL STATEMENTS. IN THIS PROSPECTUS, REFERENCES TO "VICOM," "WE," "US" "OUR" AND "COMPANY" REFER TO VICOM, INCORPORATED AND ITS SUBSIDIARIES.

                                   OUR COMPANY

         Vicom, Incorporated (Vicom) is the parent corporation of three wholly-owned subsidiaries, Corporate Technologies, USA, Inc. (CTU), MultiBand, Inc. (MultiBand), and Vicom Midwest Telecommunications Systems, Inc. (VMTS). Vicom was incorporated in Minnesota in 1975. Our principal office is located at 9449 Science Center Drive, New Hope, Minnesota 55428. Our telephone number is 763-504-3000. Our facsimile number is 763-504-3060 and our website address is: www.vicominc.net . Reference to our website is not intended to incorporate information found on the website into this Prospectus. VMTS was not active since January 1, 2000. Effective December 30, 1998, Vicom acquired the assets of the midwest region of Enstar Networking Corporation, a data cabling and network company. In late 1999, to expand its range of computer product and service offerings, Vicom formed CTU to acquire the stock of Ekman, Inc. Vicom incorporated MultiBand in February 2000 to provide voice, data and video services to residential multi-dwelling units (MDUs). MultiBand began operations in late 2000. As of September 30, 2001, MultiBand provided services to approximately 406 customers.

         Vicom has provided clients with telecommunications products and services since its inception in 1975. As of September 30, 2001, we were providing telephone equipment and service to more than 1,000 customers, with approximately 10,000 telephones in service. In addition, CTU provides computer products and services to approximately 3,500 customers. The telecommunications systems we distribute are intended to provide customers with flexible, cost-effective alternatives as compared to systems available from major telephone companies, including those formerly comprising the Bell System, and from other interconnected telephone companies.

         Vicom and CTU provide a full range of voice, data and video communications systems and service, system integration, training and related communication sales and support activities for commercial, professional and institutional customers, most of which are located in Minnesota, North Dakota and South Dakota. Vicom purchases products and equipment from NEC America, Inc. ("NEC"), Cisco Systems, Inc., Nortel Networks Corp., ECI Telecommunications, Inc. ("ECI"), and other manufacturers of communications and electronic products and equipment. We use these products to design telecommunications systems to fit our customers' specific needs and demands.

                                  RISK FACTORS

         Our operations and our securities are subject to a number of risks, including but not limited to those described below. If any of the following risks actually occur, the business, financial condition or operating results of Vicom and the trading price or value of our common stock could be materially adversely affected.

NET LOSSES

         The Company had net losses of $3,541,797 for the nine months ended September 30, 2001, $4,235,831 for the fiscal year ended December 31, 2000 and $2,063,634 for the fiscal year ended December 31, 1999. Vicom may never be profitable.

         The prolonged effects of generating losses without additional funding may restrict our ability to pursue our business strategy. Unless our business plan is successful, an investment in our common stock may result in a complete loss of an investor's capital.

         If we cannot achieve profitability from operating activities, we may not be able to meet:

         *        our capital expenditure objectives;

         *        our debt service obligations; or

         *        our working capital needs.


DEPENDENCE ON ASSET-BASED FINANCING

         Vicom currently depends on asset-based financing to purchase product, and we cannot guarantee that such financing will be available in the future. Furthermore, we need additional financing to support the anticipated growth of our MultiBand subsidiary. We cannot guarantee that we will be able to obtain this additional financing.

DEREGULATION

         Several regulatory and judicial proceedings have recently concluded, are underway or may soon be commenced that address issues affecting operations and those of our competitors, which may cause significant changes to our industry. We cannot predict the outcome of these developments, nor can we assure you that these changes will not have a material adverse effect on us. Historically, we have been a reseller of products and services, not a manufacturer or carrier requiring regulation of its activities. Pursuant to Minnesota statutes, our MultiBand activity is specifically exempt from the need to tariff our services in multiple dwelling units (MDUs). However, the Telecommunications Act of 1996 provides for significant deregulation of the telecommunications industry, including the local telecommunications and long-distance industries. This federal statute and the related regulations remain subject to judicial review and additional rule-makings of the Federal Communications Commission, making it difficult to predict what effect the legislation will have on us, our operations, and our competitors.

DEPENDENCE ON STRATEGIC ALLIANCE

         Vicom has a distribution agreement with NEC, its main supplier of telecommunication products, which expires June 30, 2002. An interruption or substantial modification of Vicom's distribution relationship with NEC could have a material adverse effect on Vicom's business, operating results and financial condition.

ATTRACTION AND RETENTION OF EMPLOYEES

         Vicom's success depends on the continued employment of certain key personnel, including executive officers. If Vicom were unable to continue to attract and retain a sufficient number of qualified key personnel, its business, operating results and financial condition could be materially and adversely affected. In addition, Vicom's success depends on its ability to attract, develop, motivate and retain highly skilled and educated professionals with a wide variety of management, marketing, selling and technical capabilities. Competition for such personnel is intense and is expected to increase in the future.

INTELLECTUAL PROPERTY RIGHTS

         Vicom relies on a combination of trade secret, copyright, and trademark laws, license agreements, and contractual arrangements with certain key employees to protect its proprietary rights and the proprietary rights of third parties from which Vicom licenses intellectual property. If it was determined that Vicom infringed the intellectual property rights of others, it could be required to pay substantial damages or stop selling products and services that contain the infringing intellectual property, which could have a material adverse effect on Vicom's business, financial condition and results of operations. Also, there can be no assurance that Vicom would be able to develop non-infringing technology or that it could obtain a license on commercially reasonable terms, or at all. Vicom's success depends in part on its ability to protect the proprietary and confidential aspects of its technology and the products and services it sells. There can be no assurance that the legal protections afforded to Vicom or the steps taken by Vicom will be adequate to prevent misappropriation of Vicom's intellectual property.

VARIABILITY OF QUARTERLY OPERATING RESULTS; SEASONALITY

         Variations in Vicom's revenues and operating results occur from quarter to quarter as a result of a number of factors, including customer engagements commenced and completed during a quarter, the number of business days in a quarter, employee hiring and utilization rates, the ability of customers to terminate engagements without penalty, the size and scope of assignments and general economic conditions. Because a significant portion of Vicom's expenses are relatively fixed, a variation in the number of customer projects or the timing of the initiation or completion of projects could cause significant fluctuations in operating results from quarter to quarter. Further, Vicom has historically experienced a seasonal fluctuation in its operating results, with a larger proportion of its revenues and operating income occurring during the third quarter of the fiscal year.

CERTAIN ANTI-TAKEOVER EFFECTS

         Vicom is subject to Minnesota statutes regulating business combinations and restricting voting rights of certain persons acquiring shares of Vicom. These anti-takeover statutes may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Vicom's securities, or the removal of incumbent management.

USE OF PROCEEDS OF EXERCISED WARRANTS

         Vicom intends to use any proceeds from the exercise of the warrants for working capital and other general corporate purposes. If our management does not effectively use such proceeds, our stock price could decline.

VOLATILITY OF VICOM'S COMMON STOCK

         The trading price of our common stock has been and is likely to be volatile. The stock market has experienced extreme volatility, and this volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will continue after this offering. Investors may not be able to sell the common stock at or above the price they paid for their common stock, or at all. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

FUTURE SALES OF OUR COMMON STOCK MAY LOWER OUR STOCK PRICE

         If our existing shareholders sell a large number of shares of our common stock, the market price of the common stock could decline significantly. The perception in the public market that our existing shareholders might sell shares of common stock could depress our market price. Immediately after this offering, based on the number of shares outstanding as of November 15, 2001, and assuming all of the warrants are exercised 10,629,016 shares of our common stock will be outstanding. Of those shares, approximately 8,578,993 will be freely tradable on the public market (which includes the 1,666,423 shares offered under this prospectus). The remaining 2,050,023 outstanding shares, or 19.3% of our total outstanding shares, will become available for resale in the public market as shown on the chart below.

           NUMBER OF SHARES                 DATE OF FIRST AVAILABILITY FOR SALE
           ----------------                 -----------------------------------
                372,301       December 2001, subject (in certain circumstances) to volume limitations
              1,677,722       August 2002, subject (in certain circumstances) to volume limitations
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              2,050,023
              =========

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of shares of common stock by the selling shareholders under this prospectus. We will receive proceeds from exercise of warrants sold under this prospectus, those proceeds estimated to be $1,058,797 after payment of the offering expenses and assuming the warrants are exercised. We have agreed to pay all of the expenses related to this offering, estimated to be approximately $10,000.

         We expect to use the net proceeds from the exercise of the warrants primarily for acquisitions, working capital and other general corporate purposes, including expenditures for sales, marketing, fixed assets and inventory. No specific amount has been allocated to any particular purpose. Pending these uses, we intend to invest the net proceeds of this offering in investment grade, interest-bearing securities.

                                 DIVIDEND POLICY

         We have never paid cash dividends on our common stock, nor do we have plans to do so in the foreseeable future. The declaration and payment of any cash dividends on our common stock in the future will be determined by our Board of Directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition.

         The holders of our Series A Cumulative Convertible Preferred Stock are entitled to receive a cumulative dividend of 8% per year, payable quarterly, and the holders of our Series B and Series C Preferred Stock are entitled to receive cumulative dividends of 10% per year, payable monthly. The holders of our Series D Cumulative Convertible Preferred Stock are entitled to receive a cumulative dividend of 14% per year, payable quarterly.

                              SELLING SHAREHOLDERS

         This prospectus covers offers and sale of shares of our common stock by the selling shareholders, including shares issuable upon exercise of warrants.

         The table below lists the selling shareholders, shows the shares of common stock beneficially owned by each of the selling shareholders as of November 15, 2001, and the shares offered for resale by each of the selling shareholders. Beneficial ownership includes shares which the selling shareholders can acquire upon exercise of the warrants (all of which are currently exercisable) or of options exercisable currently or within 60 days after November 15, 2001. Our registration of these shares does not necessarily mean that any selling stockholder will sell all or any of their shares of common stock. The "Shares Beneficially Owned After Offering" columns in the table assume that all shares covered by this prospectus will be sold by the shareholders and that no additional shares of common stock are bought or sold by any selling shareholder. Except for the placement agent, or as noted in the footnotes, no selling stockholder has had, within the past three years, any position, office or other material relationships with us.

         The information provided in the table is from the selling shareholders, reports furnished to us under rules of the SEC, and our stock ownership records.

                                                     Shares Beneficially                               Shares Beneficially
                                                         Owned Prior                       Shares          Owned After
                                                       To Offering(1)                    To Be Sold        Offering(1)
                                      -------------------------------------------------  ----------   ---------------------
                                                     Shares        Total
                                                   Underlying    Number of
          Beneficial Owner            Shares(2)     Warrants       Shares    Percent(3)                Number    Percent
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Crestview Capital Fund, L.P.          359,713       269,785        629,498      5.9%       629,498        0         0
Donald Miller(4)                      100,000       250,000        350,000      3.3%       350,000        0         0
Newport Capital Holdings, Inc.(5)     140,000          0           140,000      1.3%       140,000        0         0
RCA 1993 Trust #2                      35,971        26,978         62,949        *         62,949        0         0
Louise Abrahams                         3,598         2,698          6,296        *          6,296        0         0
DRL Partners                            7,194         5,396         12,590        *         12,590        0         0
Richard Abrahams CRT                   17,986        13,489         31,475        *         31,475        0         0
Richard Abrahams IRA                    7,194         5,396         12,590        *         12,590        0         0
Aaron Soderberg                          0           10,000         10,000        *         10,000        0         0
Equity Securities                        0              525            525        *            525        0         0
Wayne Gysland                            0              500            500        *            500        0         0
Scott Zbikowski                       200,000          0           200,000      1.9%       200,000        0         0
David Flod                            200,000          0           200,000      1.9%       200,000        0         0
James L. Mandel(6)                     10,000          0            10,000        *         10,000        0         0

TOTAL                               1,081,656       584,767      1,666,423               1,666,423        0         0


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(1) Each person has sole voting and sole dispositive power with respect to all outstanding shares, except as noted.
(2) Excludes shares underlying warrants.
(3) Based on 10,044,249 shares outstanding at November 15, 2001, and 10,629,016 shares outstanding after the exercise of warrants. Each figure showing the percentage of outstanding shares owned beneficially has been calculated by treating as outstanding and owned the shares which could be purchased by the indicated person within 60 days upon the exercise of stock options and warrants (including the warrants).
(4) Mr. Miller is a Director of the Company.
(5) Newport Capital Holdings, Inc. has, from time to time, provided the Company with consultative advice concerning potential merger and acquisition related activity.
(6) Mr. Mandel is a director and executive officer of the Company.
 *  Less than 1%

                              PLAN OF DISTRIBUTION

         Vicom is registering the shares of common stock on behalf of the selling shareholders. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by Vicom. The sale of the shares may be effected by selling shareholders from time to time in one or more types of transactions, which may include block transactions, sales in the over-the-counter market or on a national securities market or quotation system, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of these methods of sales, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker dealers regarding the sale of their securities, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares by the selling shareholders.

         The selling shareholders may make these transactions by selling shares directly to purchasers or to or through broker-dealers, who may act as agents or principals. Those broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling shareholders and/or the purchasers of shares for whom the broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

         The selling shareholders and any broker-dealers that act in connection with the sale of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, as amended. Any commissions received by the broker/dealers or any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against various liabilities, including liabilities arising under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales in the market.

         Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, if they meet the criteria and conform to the requirements of Rule 144. Upon our being notified by a selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, as required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         * the name of that selling shareholder and of the participating broker-dealer(s);

         *        the number of shares involved;

         *        the initial price at which the shares were sold;

         * the commissions paid or discounts or concessions allowed to the broker-dealer(s), where applicable;

         * that the broker/dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         *        other facts material to the transactions.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under Section 302A.251 of the Minnesota statutes, a corporation shall, unless prohibited or limited by its Articles of Incorporation or Bylaws, indemnify its directors, officers, employees and agents against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person who was, or is threatened to be, made a party to a proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation if generally, with respect to the acts or omissions of the person complained of in the proceeding, the person (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interest of the corporation or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the corporation. Minnesota corporate law also provides that a corporation may purchase and maintain insurance on behalf of any indemnified party against any liability asserted against such person, whether or not the corporation would have been required to indemnify the person against liability under the provisions of Minnesota corporate law. Vicom's Articles of Incorporation provide for indemnification pursuant to Minnesota statutes. We also have directors' and officers' insurance in the amount of $3,000,000 per occurrence.

                                  LEGAL MATTERS

         The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Steven M. Bell, Esq. of New Hope, Minnesota.

                                     EXPERTS

         The consolidated financial statements and Schedule II of Vicom, Incorporated and Subsidiaries, incorporated by reference in this prospectus, for the years ended December 31, 2000, 1999 and 1998 have been audited by Lurie Besikof Lapidus & Company, LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We will be filing annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under File No. 0-13529. You may read and copy any document in our public files at the SEC's offices at:

         *        Judiciary Plaza
                  450 Fifth Street, NW
                  Room 1024
                  Washington, D.C. 20549

         *        500 West Madison Street
                  Suite 1400
                  Chicago, Illinois 60606

         *        3475 Lenox, N.E.
                  Suite 1000
                  Atlanta, Georgia 30326

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov, through the SEC's electronic data gathering analysis and retrieval system, EDGAR. Our common stock is traded on the NASDAQ Smallcap Market under the symbol "VICM." Information about us is also available from the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         This prospectus is part of a registration statement that we filed with the SEC. You should rely only on the information provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of that document.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, which we have filed with the Commission, are incorporated by reference in this Prospectus:

         * our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         * our proxy statement for the 2000 Annual Meeting of Shareholders;

         * our quarterly reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

         * the description of our common stock contained in our Registration Statement on Form 10.

         All documents we file in the future pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering are also incorporated by reference and are an important part of this Prospectus. Any statement contained in a document incorporated by reference in this Prospectus shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is incorporated by reference modifies or supersedes such statement.

         We will provide without charge to each person to whom this Prospectus is delivered, upon request, a copy of any or all documents that have been or may be incorporated by reference in the Prospectus (other than exhibits to such documents which are not specifically incorporated by reference into such documents). Your requests should be directed to our Chief Financial Officer at our principal executive offices at:

                            9449 Science Center Drive
                            New Hope, Minnesota 55428
                         Telephone Number (763) 504-3000

                INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

         All statements contained in this Prospectus and the documents we incorporate be reference that are not statements of historical fact are "forward-looking statements". Sometimes these statements contain words like "believe", "belief", "plan", "anticipate", "expect", "estimate", "may", "will", or similar terms. Forward-looking statements involve known or unknown uncertainties and other factors that could cause actual results to be materially different from historical results or from any future results expressed or implied by the forward-looking statements. The "Risk Factors" section of this Prospectus, beginning on page 2, summarizes certain of the material risks and uncertainties that could cause our actual results, performance or achievements to differ materially from what we have said in this Prospectus and the documents we incorporate by reference. The Risk Factors apply to all of our forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements, which speak only as of the date of this Prospectus. We will not revise these forward-looking statements to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

                                     VICOM,
                                  INCORPORATED




                        1,666,423 SHARES OF COMMON STOCK




                                ----------------

                                   PROSPECTUS

                                ----------------




                                NOVEMBER 20, 2001

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth expenses and costs payable by the Registrant expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission's registration fee.

                                                                AMOUNT
                                                                ------

          Registration fee under Securities Act............      $792.00
          Selling Agent's commissions......................        $0.00
          Legal fees and expenses..........................    $2,000.00
          Accounting fees and expenses.....................    $4,000.00
          Printing expenses................................    $2,000.00
          Registrar and transfer agent fees................        $0.00
          Miscellaneous expenses...........................    $1,208.00

             Total.........................................   $10,000.00


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 302A.521 of the Minnesota Statutes empowers a Minnesota corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

         Article VII of the Registrant's Articles of Incorporation eliminates the liability of directors of the Registrant to the Registrant or its shareholders for monetary damages for breach of fiduciary duty except for any breach of a director's duty of loyalty to the Registrant or its shareholders, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, under Sections 302A.559 of the Minnesota Statutes (relating to illegal distributions) or Section 80A.23 of the Minnesota Statutes (relating to securities law violations), for any transaction from which the director derived an improper personal benefit; or for any act or omission occurring prior to May 22, 1987, which is the date that this provision in the Registrant's Articles became effective.

         The above discussion of Section 302A.521 and of the Registrant's Articles of Incorporation is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Articles of Incorporation. The Registrant has insurance in the amount of $3,000,000 per occurrence insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following documents are filed as exhibits to this registration statement:

EXHIBIT NO.     DESCRIPTION
-----------     -----------

2.1 Asset Purchase Agreement and related documents with Enstar Networking Corporation dated December 31, 1998(1)
2.2             Agreement and Plan of Merger with Ekman, Inc. dated December 29,
                1999(1)
3.1             Amended and Restated Articles of Incorporation of Vicom, Inc.(1)
3.2             Restated Bylaws of Vicom, Incorporated(1)
3.3             Articles of Incorporation of Corporate Technologies, USA,
                Inc.(1)
3.4             Bylaws of Corporate Technologies, USA, Inc.(1)
4.1 Certificate of Designation of the Relative Rights, Restrictions and Preferences of 8% Class A Cumulative Convertible Preferred Stock and 10% Class B Cumulative Convertible Preferred Stock dated December 9, 1998(1)
4.2             Form of Warrant Agreement(1)
4.3             Warrant Agreement with James Mandel dated December 29, 1999(1)
4.4             Warrant Agreement with Marvin Frieman dated December 29, 1999(1)
4.5             Warrant Agreement with Pierce McNally dated December 29, 1999(1)
4.6             Warrant Agreement with Enstar, Inc. dated December 29, 1999(1)
4.7             Warrant Agreement with David Ekman dated December 29, 1999(1)
4.8 Certificate of Designation of the Relative Rights, Restrictions and Preferences of 10% Class C Cumulative Convertible Stock(2)
5.1             Opinion of Steven M. Bell, Esq.(5)
10.1            Vicom Lease with Marbell Realty dated June 20, 1996(1)
10.2            Employment Agreement with Marvin Frieman dated October 1,
                1996(1)
10.3            Employment Agreement with Steven Bell dated October 1, 1996(1)
10.4            Employment Agreement with James Mandel dated August 14, 1998(1)
10.5            Vicom Associate Agreement with NEC America, Inc. dated June
                1999(1)
10.6            Loan Agreement with Wells Fargo dated June 17, 1999(1)
10.7            Employment Agreement with David Ekman dated December 29, 1999(1)
10.8            Debenture Loan Agreement with Convergent Capital dated March 9,
                2000(1)
10.9 Corporate Technologies, USA, Inc. lease with David Ekman dated January 19, 2000(1)
10.10 Amendment dated July 11, 2000 to debenture loan agreement with Convergent Capital dated March 9, 2000.(2)
10.11           Note with Pyramid Trading, L.P.(4)
19.1            2000 Non-Employee Director Stock Compensation Plan(3)
19.2            2000 Employee Stock Purchase Plan(3)
21.1            List of subsidiaries of the registrant(1)
23.1            Consent of Lurie Besikof Lapidus & Company, LLP(5)
24.1 Power of Attorney (included on signature page of original registration statement)



(1) Previously filed as the same exhibit to the Registrant's Registration Statement on Form 10, as amended.

(2) Previously filed as the same exhibit to the original Registration Statement on Form S-1 filed on August 11, 2000 and declared effective on August 18, 2000.

(3) Previously filed as the same exhibit to Registrants Proxy Statement on Form 14A, filed on July 31, 2000.

(4) Previously filed as the same exhibit to the original Registration Statement on Form S-1 filed on August 15, 2001 and declared effective on August 20, 2001.

(5)      Filed herewith.

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual reports pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1993, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For purposes of determining any liability under the Securities Act of 1993, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Hope, State of Minnesota, on November 20 , 2001.

                               VICOM, INCORPORATED
                               By:

                                               Steven M. Bell
                                     PRESIDENT AND CHIEF FINANCIAL OFFICER

         Pursuant to the requirements of the Securities Act, this registration statement on Form S-3 has been signed by the following persons in their capacities indicated as of November 20, 2001.


     SIGNATURE                                   TITLE
     ---------                                   -----

Steven. M. Bell             President, Chief Financial Officer and Director
---------------             (Principal Financial and Accounting Officer)
/s/ Steven M. Bell


James L. Mandel             Chief Executive Officer and Director (Principal
---------------             Executive Officer)
/s/ James L. Mandel


Marvin Frieman              Chairman and Director
--------------
/s/ Marvin Frieman


Jonathan Dodge              Director
--------------
/s/ Jonathan Dodge


David Ekman                 Director
-----------
/s/ David Ekman


Paul Knapp                  Director
----------
/s/ Paul Knapp


Pierce McNally              Director
--------------
/s/ Pierce McNally


Donald Miller               Director
-------------
/s/ Donald Miller


*By:

       Steven M. Bell
       ATTORNEY-IN-FACT

                                INDEX TO EXHIBITS


EXHIBIT NO.     DESCRIPTION
-----------     -----------

2.1 Asset Purchase Agreement and related documents with Enstar Networking Corporation dated December 31, 1998(1)
2.2             Agreement and Plan of Merger with Ekman, Inc. dated December 29,
                1999(1)
3.1             Amended and Restated Articles of Incorporation of Vicom, Inc.(1)
3.2             Restated Bylaws of Vicom, Incorporated(1)
3.3             Articles of Incorporation of Corporate Technologies, USA,
                Inc.(1)
3.4             Bylaws of Corporate Technologies, USA, Inc.(1)
4.1 Certificate of Designation of the Relative Rights, Restrictions and Preferences of 8% Class A Cumulative Convertible Preferred Stock and 10% Class B Cumulative Convertible Preferred Stock dated December 9, 1998(1)
4.2             Form of Warrant Agreement(1)
4.3             Warrant Agreement with James Mandel dated December 29, 1999(1)
4.4             Warrant Agreement with Marvin Frieman dated December 29, 1999(1)
4.5             Warrant Agreement with Pierce McNally dated December 29, 1999(1)
4.6             Warrant Agreement with Enstar, Inc. dated December 29, 1999(1)
4.7             Warrant Agreement with David Ekman dated December 29, 1999(1)
4.8 Certificate of Designation of the Relative Rights, Restrictions and Preferences of 10% Class C Cumulative Convertible Stock(2)
5.1             Opinion of Steven M. Bell, Esq.(5)
10.1            Vicom Lease with Marbell Realty dated June 20, 1996(1)
10.2            Employment Agreement with Marvin Frieman dated October 1,
                1996(1)
10.3            Employment Agreement with Steven Bell dated October 1, 1996(1)
10.4            Employment Agreement with James Mandel dated August 14, 1998(1)
10.5            Vicom Associate Agreement with NEC America, Inc. dated June
                1999(1)
10.6            Loan Agreement with Wells Fargo dated June 17, 1999(1)
10.7            Employment Agreement with David Ekman dated December 29, 1999(1)
10.8            Debenture Loan Agreement with Convergent Capital dated March 9,
                2000(1)
10.9 Corporate Technologies, USA, Inc. lease with David Ekman dated January 19, 2000(1)
10.10 Amendment dated July 11, 2000 to debenture loan agreement with Convergent Capital dated March 9, 2000.(2)
10.11           Note with Pyramid Trading, L.P.(4)
19.1            2000 Non-Employee Director Stock Compensation Plan(3)
19.2            2000 Employee Stock Purchase Plan(3)
21.1            List of subsidiaries of the registrant(1)
23.1            Consent of Lurie Besikof Lapidus & Company, LLP(5)
24.1 Power of Attorney (included on signature page of original registration statement)

------------

(1) Previously filed as the same exhibit to the Registrant's Form 10, as amended.

(2) Previously filed as the same exhibit to the original Registration Statement on Form S-1 filed on August 11, 2000 and declared effective on August 18, 2000.

(3) Previously filed as the same exhibit to Registrants Proxy Statement on Form 14A, filed on July 31, 2000.

(4) Previously filed as the same exhibit to the original Registration Statement on Form S-1 filed on August 15, 2001 and declared effective on August 20, 2001.

(5)      Filed herewith.